Exhibit 99.1

Online Automotive Retailer Vroom Announces Extension

of Floorplan Commitment from Ally Financial

Two-Year Extension Supports Vroom’s Scaling Vehicle Sourcing Operations

NEW YORK (October 6, 2020) -- Vroom (www.vroom.com), a leading ecommerce platform for buying and selling used vehicles, today announced an extension of its $450 million inventory financing agreement with Ally Financial Inc. (NYSE: ALLY), a leading digital financial services company. Ally has provided Vroom floorplan financing, which supports Vroom’s continued national growth as it transforms the used vehicle industry, since 2016. The amendment extends the original agreement from March 2021 to September 2022.

"We have seen tremendous growth in our business and overall demand as consumers increasingly shift to online buying and selling options," said Dave Jones, Chief Financial Officer at Vroom. "We're thrilled to have Ally's continued vote of confidence through this extended agreement, giving us the ability to increase the depth and diversity of our inventory and scale our business for years to come."

“Automotive retailers come to Ally because our extensive auto experience enables us to find solutions that help them scale,” said Doug Timmerman, president of Auto Finance for Ally. “Vroom has made great strides this year and we’re excited to extend our financing relationship to continue supporting the company’s inventory acquisition efforts and growth strategy.”

Since 2012, Vroom has been offering thousands of low-mileage, reconditioned vehicles with delivery directly to consumers through its ecommerce platform. It also arranges financing through leading lenders and offers warranty, insurance and other value-added products that provide convenience for its customers.

About Vroom:

Vroom is an innovative, end-to-end ecommerce platform that offers a better way to buy and a better way to sell used vehicles. The company’s scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and contact-free, at-home pick-up and delivery.

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